OHR Pharmaceutical Inc. 8-K

Exhibit 99.1

Ohr Pharmaceutical Announces Final Topline Data From OHR-102 Phase II IMPACT Study in Wet-AMD

Positive Visual Acuity Benefit in Classic Containing CNV Using OHR-102 Combination Therapy

Conference Call to Discuss Results at 8:00 AM EST Today

NEW YORK, New York – March 27, 2015 – Ohr Pharmaceutical, Inc. (NasdaqCM: OHRP), an ophthalmology research and development company, today announced the topline results from the exploratory Phase II IMPACT study evaluating OHR-102 (0.2% squalamine lactate ophthalmic solution) combination therapy for the treatment of the wet form of age-related macular degeneration (wet-AMD). In the intent-to-treat (ITT-LOCF) population with classic containing choroidal neovascularization (CNV) (OHR-102 n=38, Lucentis® monotherapy n=32), 42% of the patients receiving OHR-102 achieved a ≥3 line gain at nine months, as compared to 28% in the Lucentis monotherapy group. Less of a benefit was seen in the overall population (classic containing and occult only CNV lesions). The classic containing CNV population represents approximately two thirds of the total wet-AMD population. The positive effect on visual acuity in classic CNV was seen early in the course of treatment and continued to increase through the end of the study, supporting the planned Phase III development program.

In patients with classic CNV (ITT-LOCF), mean gains in visual acuity were +10.5 letters for the OHR-102 combination arm and +5.4 letters with Lucentis monotherapy, a clinically meaningful benefit of +5.1 letters. The mean number of injections between the treatment arms, the primary endpoint of the study, was not meaningfully different. Detailed data will be presented at the upcoming Association for Research in Vision and Ophthalmology (ARVO) scientific meeting, which will take place May 3rd – 7th.

“We believe the final data from the IMPACT study demonstrates a positive and clinically meaningful treatment effect of OHR-102 combination therapy in classic containing CNV. This benefit is consistent with the mechanism of OHR-102 and historical combination therapy studies,” stated Dr. Jason Slakter, Chief Medical Officer of Ohr and retina specialist at Vitreous-Retina-Macula Consultants of NY. “Now that the full data from the Phase II study is available, we are thoroughly evaluating all of the underlying factors that may have contributed to variability in patient response. These analyses will help guide and optimize the design of the Phase III trials of OHR-102 in wet-AMD.”

The IMPACT study is a nine-month Phase II clinical trial evaluating the safety and efficacy of OHR-102 for the treatment of wet-AMD. The two treatment arms were OHR-102 drops administered twice daily plus Lucentis PRN (“OHR-102” arm or group) versus placebo eye drops administered twice daily plus Lucentis PRN (“Lucentis monotherapy” arm or group). All patients in the study received an initial Lucentis injection. 142 patients were randomized into the study, with 90% of the patients completing the full nine month treatment protocol. The baseline characteristics between the two treatment groups were well balanced. OHR-102 was generally well tolerated, with only two treatment related discontinuations in the study.

“At Ohr, we have always been driven by the desire to improve patient quality of life through better vision and will continue to move our programs forward based on scientific evidence and rationale,” said Dr. Irach Taraporewala, CEO of Ohr. “I would like to thank the clinical investigators, coordinators, and patients for their participation in the study, whose efforts allow us to advance this novel topical therapy for wet-AMD and other retinal diseases.”

Conference call details:

Friday, March 27, 2015 @ 8:00am Eastern

Toll Free:	877-407-0789
International:	201-689-8562
Webcast:	http://public.viavid.com/player/index.php?id=113787

Replays, through April 10, 2015:

Toll Free:	877-870-5176
International:	858-384-5517
Passcode:	13605635

About Ohr Pharmaceutical, Inc.

Ohr Pharmaceutical, Inc. is an ophthalmology research and development company whose lead product, Squalamine, is being studied as an eye drop formulation (OHR-102) in several company-sponsored and investigator sponsored Phase II clinical trials for various back-of-the-eye diseases. These diseases include the wet form of age-related macular degeneration, retinal vein occlusion, diabetic macular edema, and proliferative diabetic retinopathy. In addition, Ohr has a sustained release micro fabricated micro-particle ocular drug delivery platform with several preclinical drug product candidates in development for glaucoma, steroid-induced glaucoma, ocular allergies, and protein drug delivery. Additional information on the company may be found at www.ohrpharmaceutical.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

This news release contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are made only as the date thereof, and Ohr Pharmaceutical undertakes no obligation to update or revise the forward-looking statement whether as a result of new information, future events or otherwise. Our actual results may differ materially and adversely from those expressed in any forward-looking statements as a result of various factors and uncertainties, including the future success of our scientific studies, our ability to successfully develop products, rapid technological change in our markets, changes in demand for our future products, legislative, regulatory and competitive developments, the financial resources available to us, and general economic conditions. Shareholders and prospective investors are cautioned that no assurance of the efficacy of pharmaceutical products can be claimed or assured until final testing; and no assurance or warranty can be made that the FDA will approve final testing or marketing of any pharmaceutical product. Ohr's most recent Annual Report and subsequent Quarterly Report discuss some of the important risk factors that may affect our business, results of operations and financial condition. We disclaim any intent to revise or update publicly any forward-looking statements for any reason.

Contact:

Ohr Pharmaceutical Inc.	LifeSci Advisors, LLC
Investor Relations	Michael Wood
888-388-2327	646-597-6983
ir@ohrpharmaceutical.com	mwood@lifesciadvisors.com

Lucentis® is a registered trademark of Genentech, Inc.